SOUTHWEST GEORGIA FINANCIAL CORPORATION
                              P.O. Box 3488
                         201 First Street, S.E.
                         Moultrie, Georgia 31768

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held on May 27, 2003


The annual meeting of shareholders of Southwest Georgia Financial
Corporation ("the Corporation") will be held on Tuesday, May 27, 2003, at 4:30 p.m. at the Colquitt County Arts Center, 401 Seventh Avenue, S.W., Moultrie, Georgia, for the purposes of considering and voting upon:

1. The election of nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified; and

2. Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 7, 2003, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Please sign, date and return the Proxy promptly in the enclosed business reply envelope. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

Also enclosed is the Corporation's 2002 Annual Report to Shareholders, which contains financial data and other information about the Corporation.

By Order of the Board of Directors,

/s/DeWitt Drew

DeWitt Drew
President and
Chief Executive Officer


April 11, 2003

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                 SOUTHWEST GEORGIA FINANCIAL CORPORATION
                              P.O. Box 3488
                         201 First Street, S.E.
                         Moultrie, Georgia 31768

                             PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Southwest Georgia Financial Corporation for use at the Annual Meeting of Shareholders of the Corporation to be held on May 27, 2003, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Corporation's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April 11, 2003.

The record of shareholders entitled to vote at the Annual Meeting of Shareholders was taken as of the close of business on April 7, 2003. On that date, the Corporation had outstanding and entitled to vote 2,576,425 shares of Common Stock, par value $1.00 per share.

Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering a signed writing revoking it or a duly executed Proxy bearing a later date to the Secretary of the Corporation at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488. If the Proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the Proxy is returned but no choice is specified thereon, it will be voted for all the persons named below under the caption "Information about Nominees for Director".

The Corporation will furnish without charge a copy of its Annual
Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2002, including financial statements and schedules, to any record or any beneficial owner of its Common Stock as of April 7, 2003, who requests a copy of such report. Any request for the Form 10-K report should be in writing addressed to:

                         Mr. George R. Kirkland
                         Southwest Georgia Financial Corporation
                         P.O. Box 3488
                         Moultrie, Georgia 31776-3488

If the person requesting the report was not a shareholder of record on April 7, 2003, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon the payment of the Corporation's expense in furnishing the exhibits.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth as of March 10, 2003, beneficial ownership of the Corporation's Common Stock by each "person" (as that term is defined by the Securities and Exchange Commission) known by the Corporation to be the beneficial owner of more than 5% of the Corporation's voting securities and by all directors and officers of the Corporation as a group.

Name and Address                     Number of Shares
of Beneficial Owner                 Owned Beneficially     Percent of Class(1)
The Employee Stock Ownership Plan          406,919                15.78%
and Trust of Southwest Georgia
Financial Corporation
201 First Street, S.E.
Moultrie, Georgia 31768

All Directors, Officers, and               635,596                24.01%
Nominees as a Group (26 Persons)

(1) Based on 2,579,425 shares outstanding as of March 10, 2003, plus shares underlying outstanding stock options exercisable within 60 days of such date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.

                  NOMINATION AND ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the Board of Directors shall consist of not less than five nor more than twenty-five directors. The exact number of directors is currently set at nine by Board resolution. The number of directors may be increased or decreased within the foregoing range from time to time by the Board of Directors or resolution of the shareholders. The terms of office for directors continue until the next Annual Meeting of Shareholders and until their successors are elected and qualified or until earlier resignation, removal from office, or death.

Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will the Proxy be voted for more than nine nominees. Management of the Corporation has no reason to believe that any nominee will not serve if elected.

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in the election at a meeting at which a quorum is present. A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy. An abstention and a broker non-vote would be included in determining whether a majority of the outstanding shares is represented for determining whether a quorum is present at a meeting, but would not have an effect on the outcome of a vote.

                 INFORMATION ABOUT NOMINEES FOR DIRECTOR

The following information as of March 10, 2003, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

                                                            Number of Shares
                                                           Owned Beneficially
Name (Age)                 Information about Nominee      (Percent of Class)(1)
John H. Clark (65)         Chairman of the Board of the      113,885 (4.41%)(2)
                           Corporation.  From 1999 until
                           May 2002, Mr. Clark was the
                           Chief Executive Officer for
                           the Corporation and the Bank.
                           Previously he served as Chief
                           Executive Officer and Vice
                           Chairman of the Board of the
                           Corporation since 1996, as
                           President and director of the
                           Bank since 1978 and President
                           and director of the
                           Corporation since 1980.

Cecil H. Barber (38)       A director of the Bank and the     27,249 (1.06%)(3)
                           Corporation since 1999, Mr.
                           Barber is Vice President of
                           Barber Contracting, a general
                           contracting company.

DeWitt Drew (46)           President and Chief Executive      13,612*(4)
                           Officer of the Bank and
                           Corporation.  Mr. Drew was
                           named President and Chief
                           Executive Officer in May 2002.
                           Previously, he has served as
                           President and Chief Operating
                           Officer since 2001 and
                           Executive Vice President in
                           1999 of the Bank and
                           Corporation.  Prior to
                           employment with the Bank and
                           Corporation, Mr. Drew was
                           employed by the Citizens
                           Bank and Savings Corporation
                           in Russellville, Alabama as
                           Senior Vice President and
                           Loan Administrator since 1993.

Michael J. McLean (56)     A director of the Bank and         77,346 (3.00%)(5)
                           Corporation since 1999, Mr.
                           McLean is owner since 2000
                           and partner since 1975 of
                           McLean Engineering Company,
                           Inc., an engineering
                           consulting firm.

Richard L. Moss (51)       A director of the Bank since       28,829 (1.12%)(6)
                           1980 and of the Corporation
                           since 1981, Mr. Moss is
                           President of Moss Farms.

Roy H. Reeves (43)         A director of the Bank and         25,009*(7)
                           the Corporation since 1991,
                           Mr. Reeves is owner of Reeves
                           Properties, L.P., a property
                           rental company.

Johnny R. Slocumb (50)     A director of the Bank and         37,063 (1.44%)(8)
                           the Corporation since 1991,
                           Mr. Slocumb is owner of The
                           Slocumb Company, a company
                           which offers real estate
                           and insurance services.

Violet K. Weaver (67)      A director of the Bank and         42,126 (1.63%)(9)
                           the Corporation since 1999,
                           Mrs. Weaver is a retired
                           President of the Bank and
                           Corporation.  Mrs. Weaver
                           served as President from
                           April 2000 to May 2001.
                           Previously, she has served
                           in various other positions
                           with the Bank since 1959
                           and the Corporation since
                           1981.

                                  -3-

C. Broughton Williams (66) A director of the Bank and         16,381*(10)
                           the Corporation since 1999,
                           Mr. Williams is a retired
                           Senior Vice President of
                           the Bank and the Corporation.
                           He is owner of Williams
                           Consulting & Development
                           Company, and managing partner
                           of F&W Properties, L.L.C.

* Indicates less than one percent (1%).

(1) Based on 2,579,425 shares outstanding as of March 10, 2003, plus shares underlying outstanding stock options exercisable within 60 days of such date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.

(2) Includes (i) 76,521 shares allocated to the account of Mr. Clark in the Employee Stock Ownership Plan and Trust, over which shares Mr. Clark exercises voting power, (ii) 19,091 shares owned of record by Mr. Clark's wife as to which Mr. Clark disclaims beneficial ownership, and
     (iii) 2,750 presently exercisable stock options granted to Mr. Clark.

(3)  Includes 2,750 presently exercisable stock options granted to Mr.
     Barber.

(4) Includes (i) 610 shares allocated to the account of Mr. Drew in the Employee Stock Ownership Plan and Trust, over which shares Mr. Drew exercises voting power and (ii) 11,000 presently exercisable stock options granted to Mr. Drew.

(5) Includes (i) 47,706 shares of which Mr. McLean holds the voting power of attorney for E. J. McLean, Jr., (ii) 22,000 shares of which Mr. McLean holds the voting power of attorney for Robert A. Cooper, Jr., and
     (iii) 2,750 presently exercisable stock options granted to Mr. McLean.

(6)  Includes 2,750 presently exercisable stock options granted to Mr. Moss.

(7) Includes 9,900 shares which are owned by Reeves Properties, L.P. Mr. Reeves possesses shared voting power as to all shares owned by the limited partnership. Includes 2,750 presently exercisable stock options granted to Mr. Reeves.

(8)  Includes 2,750 presently exercisable stock options granted to Mr.
     Slocumb.

(9)  Includes 5,500 presently exercisable stock options granted to Mrs.
     Weaver.

(10) Includes 2,750 presently exercisable stock options granted to Mr.
     Williams.

There are no family relationships between any director, executive officer, or nominee for director of the Corporation or any of its subsidiaries.

Meetings and Committees of the Board of Directors

The Board of Directors held 12 regular meetings during 2002. All of the directors attended at least seventy-five percent (75%) of the Board and committee meetings held during their tenure as directors.

The Corporation has a personnel committee of the Board of Directors.
This committee is composed of four members, John H. Clark, Michael J. McLean, DeWitt Drew, and Violet K. Weaver. The committee, which recommends compensation levels for the Bank's employees, held six meetings during 2002.

The Corporation has an audit committee of the Board of Directors which is also the standing audit committee for the Bank's Board of Directors. This committee is composed of five members, Michael J. McLean, Richard L. Moss, Cecil H. Barber, Roy H. Reeves, and Johnny R. Slocumb. All of such members of the audit committee are independent. The audit committee held 12 meetings during 2002. The Corporation has no standing nominating committee of the Board of Directors or committee performing similar functions.

                         EXECUTIVE COMPENSATION

All remuneration paid to the Corporation's officers during the year ended December 31, 2002 was paid by the Bank and not the Corporation. The following table sets forth the annual and other compensation paid or accrued for each of the last three fiscal years, including directors' fees, for John H. Clark, who is Chairman of the Board of Directors and was, before he retired in December 2002, the Chief Executive Officer of the Corporation and the Bank, DeWitt Drew, who is President and Chief Executive Officer of the Corporation and the Bank, and J. David Dyer, Jr., who is Senior Vice President of the Corporation and the Bank. Also, Mr. Dyer is President and Chief Executive Officer of Empire Financial Services

Inc., a subsidiary of the Bank. No other executive officers of the Corporation were paid $100,000 or more in salary, bonus, and directors' fees during 2002.

Summary Compensation Table

                                                        Long Term
                                                      Compensation
                          Annual Compensation            Awards

Name and
Principal                                              Securities      All
Position                                               Underlying     Other
During 2002         Year  Salary    Bonus    Other     Options(#)  Compensation
John H. Clark
Chairman and        2002  195,500  100,000  $2,500(1)       0      $ 78,137(2)
retired CEO of      2001  187,500   35,000       0(1)       0        22,484
the Corporation     2000  182,000   33,000       0(1)       0        23,584

DeWitt Drew
President and
CEO of the          2002  121,000   17,250   3,000(1)       0       17,260(3)
Corporation         2001  106,000    6,000   3,000(1)       0       10,900
and the Bank        2000   90,000   10,000   3,000(1)       0          210

J. David Dyer, Jr.
Senior Vice
President of the    2002  147,500  230,129   2,000(1)   2,750      200,000(4)
Corporation and     2001  131,747  297,003       0(1)       0       25,500
the Bank            2000  122,997  326,157       0(1)       0       26,389

(1) Amount represents fair market value of discount on stock purchased under the Corporation's stock plan (Directors and Officers Stock Purchase Plan) for officers and directors, which allows a participant to receive Common Stock in lieu of salary and directors' fees, up to certain limits, with a value of 150% of the cash compensation foregone by each participant.

(2) Mr. Clark's "all other compensation" includes the Bank's contributions to the defined contribution plan of $26,000, contribution to supplementary retirement plan of $4,303, premiums for group term life insurance of $1,584, and accrued sick pay of $46,250.

(3) Mr. Drew's "all other compensation" includes the Bank's contribution to the defined contribution plan of $16,900 and premiums for group term life insurance of $360.

(4) Mr. Dyer's "all other compensation" reflects Empire's contribution to a deferred compensation account on his behalf which he is entitled to receive upon termination of his employment as set forth in an employment agreement between Mr. Dyer and Empire.

Option Grant Table

The following table sets forth certain information regarding the grant of stock options in the 2002 fiscal year to the persons named in the Summary Compensation Table and the value of options held by such persons at the end of such fiscal year.

                      Option Grants in Last Fiscal Year
                             Individual Grants

                                 % of
                   Number of     Total
                  Securities    Options      Exercise                Black-
                  Underlying  Granted to     or Base                 Scholes
                    Options   Employees in    Price    Expiration   Grant Date
Table               Granted   Fiscal Year    ($/sh)       Date      Value $(1)
J. David Dyer, Jr.   2,750       62.5%       $15.00    2/26/2013     $ 6,518

(1) The value shown reflects standard application of the Black-Scholes pricing model using the following weighted-average assumptions: dividend yield of 3.15 percent, risk-free interest rate of 1.74 percent, expected lives of 5 years for the options, and a volatility rate of 24 percent.

Fiscal Year-End Option Value Table

The following table sets forth the value of options held at the 2002 fiscal year end by the persons named in the Summary Compensation Table.

                          Number of Securities         Value of Unexercised
                         Underlying Unexercised        In-the-Money Options
                          Options at FY-End (#)            at FY-End($)
Name                    Exercisable/Unexercisable    Exercisable/Unexercisable
John H. Clark                 2,750/0                          0/0(1)
DeWitt Drew                  11,000/0                     11,000/0
J. David Dyer, Jr.            2,750/0                      2,750/0

(1) Corporation's common stock price at year end was less than the exercise price.


Equity Compensation Plan Information

The following table provides information as of December 31, 2002 about equity compensation awards under the Corporation's Key Individual Stock Option Plan and the Directors and Executive Officers Stock Plan.

                          Equity Compensation Plan Information Table
                                                                         Number of securities
                       Number of securities                             remaining available for
                        to be issued upon        Weighted-average        future issuance under
                           exercise of           exercise price of        equity compensation
                       outstanding options,     outstanding options    plans(excluding securities
                       warrants and rights      warrants and rights     reflected in column (a))
Plan Category                  (a)                       (b)                      (c)
Equity compensation
plans approved by
security holders:            121,550                  $ 20.54                   28,450(1)

Equity compensation
plans not approved
by security holders:               0                     0.00                        0(2)

Total                        121,550                  $ 20.54                   28,450

(1)  Available for grant under the Key Individual Stock Option Plan.

(2) The amount of shares available for issuance under the Directors and Executive Officers Stock Plan is not limited.

For additional information with respect to the Directors and Executive Officers Stock Plan, please refer to Note 8 of the financial statements set forth in the 2003 Annual Report which accompanies this Proxy Statement.

Pension Plan Table

The following table sets forth the estimated annual benefits payable upon retirement under the Corporation's Pension Plan (including amounts attributable to the Corporation's Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

The compensation covered by the Pension Plan includes total annual compensation including bonuses and overtime pay. The portion of compensation which is considered covered compensation under the Pension Plan for Mr. Clark and Mr. Drew equals the annual salary and bonus amounts indicated in the Summary Compensation

Table. As of January 1, 2003, the credited full years of service under the Pension Plan for Mr. Clark was 25 years. DeWitt Drew was credited with 3 full years of service and Mr. Dyer has irrevocably elected to waive participation in the Pension Plan.

  Average            Estimated annual normal retirement benefit assuming a
   Annual       straight lifetime annuity and the years of service indicated(3)
Compensation    15 years     20 years     25 years     30 years     35 years
Pension Plan
$100,000        $43,964      $46,952      $ 49,468     $ 51,081     $ 52,234
$150,000         66,864       71,652        75,548       77,968       79,697
$200,000 (1)     89,765       96,353       102,066      105,439      107,849
$250,000 (1)     89,765       96,353       102,066      105,439      107,849

Supplemental
Retirement Plan
$250,000 (2)     22,900       24,700        26,220       27,063       27,665
$300,000 (2)     45,800       49,400        52,440       54,127       55,331

(1) For the year ended December 31, 2002, the maximum covered compensation is limited by federal law at $200,000.

(2) For Mr. Clark, who is covered under the Corporation's Supplemental Retirement Plan, any excess annual retirement benefit which could not be paid under the Pension Plan because of the federal law limitation described in footnote (1) will be payable under the Supplemental Retirement Plan.

(3) The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

Compensation of Directors

The Board of Directors of the Bank consists of the same members as the Board of Directors of the Corporation. In 2002, the Chairman, Vice Chairman, and each director of the Bank received an annual fee of $9,000, $6,000, and $3,000, respectively, and $250 per Bank's Board meeting attended. Also, each outside director of the Bank received $100 per Bank's Board committee meeting attended. Additionally, any director who elects to fully participate in the Directors and Officers Stock Purchase Plan can receive up to $3,000 annually from the Bank for the purpose of purchasing the Corporation's Common Stock. The directors of the Corporation are not compensated for membership on the Corporation's Board of Directors.

The Corporation has established a Key Individual Stock Option Plan which provides for the issuance of options to executive officers and directors of the Corporation. The plan provides for the grant of non-qualified stock options to directors of the Corporation. The Corporation granted no non-qualified options to outside directors under the Key Individual Stock Option Plan in fiscal year 2002. The plan is administered by the personnel committee of the Board of Directors.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

John H. Clark

In May 2002, Mr. Clark retired from his position as Chief Executive Officer of the Corporation and the Bank. Mr. Clark continues to serve as the Chairman of the Board of Directors of the Corporation and the Bank and also serves as a consultant to the Bank pursuant to a consulting agreement described below.

Prior to his retirement, Mr. Clark had an employment agreement with the Corporation which terminated in accordance with its terms on January 2, 2003. Under that agreement, Mr. Clark continues to have certain benefits, including health insurance coverage and life insurance benefits.

On January 2, 2003, Mr. Clark entered into a consulting agreement with the Bank to provide consulting services and advice from time to time as requested, provided that such services will not be required more than two business days per week. In consideration for such services, Mr. Clark will receive $5,000 per month. The term of the agreement expires December 31, 2007.

J. David Dyer

As of January 1, 2002, the Banks' subsidiary, Empire Financial
Services, Inc., entered into an employment agreement with J. David Dyer, Jr. Under the employment agreement, Mr. Dyer serves as President and Chief Executive Officer of Empire and is entitled to receive an annual base salary of $147,500, subject to normal annual increases as determined by the Board of Directors from time to time. The term of the employment agreement expires on December 31, 2006. In addition to the base salary, Mr. Dyer is eligible to earn incentive or bonus compensation. Unless otherwise agreed upon by the Board and Mr. Dyer, Mr. Dyer's bonus for each year will be equal to 15% of Empire's total net income before taxes and staff bonuses, but after the first $500,000 of Empire's total net income before taxes, all determined on an annual basis.

Also, Empire will maintain a deferred compensation account on his behalf whereby such account will be credited with deferred compensation in the amount of $200,000 on December 31, 2002 and $200,000 on each of the four December 31sts thereafter. Generally, upon his death, disability or termination by the Corporation without cause (as defined in the agreement), Mr. Dyer, or his estate, will be entitled to receive all amounts committed to the deferred compensation account ($1,000,000), or, if Mr. Dyer is terminated for cause by the Corporation, if he elects to terminate his employment prior to the end of the term, or he remains employed until the end of the term, he will be entitled to receive the amounts accrued in the deferred compensation account as of such date.

Additionally, during the term of the agreement and for a period of two years after either the expiration of the term or the date Mr. Dyer ceases to be employed by the Corporation, Mr. Dyer will not engage in competitive activities within a certain geographical area.

Compensation Committee Interlocks and Insider Participation

The members who served during 2002 on the personnel committee, which recommends compensation levels for the Corporation's executives and other employees, were John H. Clark, Michael J. McLean, DeWitt Drew, and Violet K. Weaver.

During 2002 the Corporation's Chairman of the Board and the retiring Chief Executive Officer, John H. Clark, and the President and Chief Executive Officer, DeWitt Drew, as members of the personnel committee, participated in deliberations concerning executive compensation, other than deliberations concerning their own compensation.

Committee Report on Executive Compensation

The personnel committee of the Board of Directors consists of four members, two outside directors, and two inside directors who were also executive officers of the Corporation during 2002. The personnel committee reviews, evaluates, and approves compensation and benefits for all officers and also reviews general policy matters relating to compensation and benefits of the other employees. A role of the executive officers on the personnel committee is to provide the personnel committee with competitive information with respect to salaries and other compensation of other financial institutions, review each individual officer's performance, and make recommendations to the committee for salaries of officers other than themselves.

The personnel committee's goal is to maintain the following standards:

  Attract, motivate, reward, and retain high-performing and dedicated management employees.

  Balance competitive need, corporate, individual, and business unit performance, and affordability.

  Provide competitive financial security for executives and dependents in the event of death, disability, or retirement.

Base Salary and Bonus

Executive officer base salary and bonus awards are determined with reference to Corporation-wide, divisional, and individual performance for the previous fiscal year based on a wide range of measures, which includes comparisons with competitors' performance and internal goals set before the start of each fiscal year and by comparison to the level of executive officers' compensation of other financial institutions of comparable size. No relative weights are assigned for these factors. Comparisons with competitors' performance included some but not all of the institutions included in the Independent Bank Index, to which the Corporation's total return is compared in this Proxy Statement in the Performance Graph. The committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, the committee consistently participates in and uses compensation and benefit surveys from the Georgia Bankers Association and the Bank Administration Institute.

Stock Options

Effective March 19, 1997, the Corporation established a Key
Individual Stock Option Plan which provides for the issuance of options to key employees and directors of the Corporation. In April 1997, the plan was approved by the Corporation's shareholders, and it will be effective for ten years after such date. A maximum of 150,000 shares of common stock have been authorized for issuance with respect to options granted under the plan. The plan provides for the grant of incentive stock options and non-qualified stock options to key employees and directors of the Corporation. The Corporation granted incentive options to acquire 4,400 shares, in the aggregate, to two employees under the Key Individual Stock Option Plan in fiscal year 2002 at an exercise price of $15.00 and there were no non-qualified options granted. The plan is administered by the personnel committee of the Board of Directors.

Compensation of Chief Executive Officer

In keeping with the personnel committee's belief that the most meaningful performance and pay equity comparisons are made against companies of similar size and business interests, the personnel committee consistently uses the Federal Financial Institution Examining Council Peer Group Report. The earnings performance for the Corporation placed it in the 77th percentile when compared to other similar one-bank holding companies in the peer group.

The Chief Executive Officer's base salary and bonus and the retiring
Chief Executive Officer's bonus for 2002 were determined with reference to the same measures used for all executive officers of the Corporation, but the primary measurement is Corporation-wide performance. Although the Corporation's 2002 performance measures significantly improved compared with the prior year, the Corporation did not meet its target goals on all of the Corporation's performance measures. The committee believes the returns on assets (ROA) and equity (ROE) are the most appropriate measures for evaluating the Corporation's results. In 2002, the Corporation's net income was 12 percent higher than the previous year's net income, the ROA was 1.52 percent, and ROE was 11.19 percent, compared to ROA of 1.34 percent and ROE of 10.49 percent in 2001. Therefore, in view of the Corporation's positive performance, the Chief Executive Officer's compensation level, annual increase, and bonus were set appropriately. Also, based on this level of the Corporation's performance, the retiring Chief Executive Officer's bonus was set appropriately.

     Michael J. McLean                          Violet K. Weaver
     John H. Clark                              DeWitt Drew

Performance Graph

The following graph compares the cumulative total shareholder return of the Corporation's Common Stock with The Carson Medlin Company's Independent Bank Index and the S&P 500 Index. The Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 22 independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia. The comparison assumes $100 was invested January 1, 1997, and that all semi-annual and quarterly dividends were reinvested each period. This comparison takes into consideration changes in stock price, cash dividends, stock dividends, and stock splits.

The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Corporation's Common Stock.

                   SOUTHWEST GEORGIA FINANCIAL CORPORATION
                         Five Year Performance Index
                                           1997  1998  1999  2000  2001  2002
Southwest Georgia Financial Corporation    100    122    75    81    96   117
Independent Bank Index                     100    113   105    97   113   141
S&P 500 Index                              100    129   156   141   125    97

          CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Bank from time to time has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Corporation and their related interests, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2002, loans to officers, directors, and principal shareholders of the Corporation and the Bank and to certain of their related interests amounted to $1,771,000.

                     REPORT OF THE AUDIT COMMITTEE


The Board of Directors, in its business judgment, has determined that all five members of the audit committee are "independent", as required by applicable listing standards of the American Stock Exchange. The committee operates pursuant to an Audit Committee Charter that was adopted by the Board on May 24, 2000. The Corporation's management is responsible for its internal accounting controls and the financial reporting process. The Corporation's new independent accountants, Thigpen, Jones, Seaton & Co., P.C. ("Thigpen"), are responsible for performing an audit of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principals. The audit committee's responsibility is to monitor and oversee these processes.

During the latter part of 2002, Draffin & Tucker, LLP ("Draffin"), the Corporation's principal independent auditors resigned after they completed the third quarter 2002 review of the Form 10-Q as they did not expect to meet certain new requirements which would allow them to audit companies that file reports with the Securities and Exchange Commission. The audit committee was involved with the selection process and the approval of the Corporation's new principal independent auditors, Thigpen. Also, the audit committee has approved Thigpen to provide some non-audit services related to improving the Corporation's internal audit program.

In keeping with its responsibilities, the audit committee has reviewed and discussed the Corporation's audited consolidated financial statements with management and the independent accountants. In addition, the audit committee has discussed with the Corporation's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committee," as currently in effect. In addition, the audit committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of the Corporation's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principals or that the Corporation's auditors are in fact "independent".

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the committee recommended to the Board of Directors that the audited consolidated financial statements of the Corporation be included in the Annual Report on Form 10-K for the year ending December 31, 2002, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the audit committee of the Board of Directors.

Cecil H. Barber         Michael J. McLean          Richard L. Moss
Roy H. Reeves           Johnny R. Slocumb

            INFORMATION CONCERNING THE COMPANY'S ACCOUNTANTS

Thigpen was the principal independent public accountant for the Corporation during the year ended December 31, 2002. Representatives of Thigpen are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. The Corporation anticipates that Thigpen will be the Corporation's accountants for the current fiscal year.

On September 3, 2002, Draffin announced to the Corporation that it would resign as the Corporation's independent auditors after its completion of its review of the Form 10-Q for the period ended September 30, 2002 because it did not expect to meet certain new requirements which would allow it to audit companies that file reports with the Securities and Exchange Commission.

The reports of Draffin on the Corporation's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with the audits of the Corporation's financial statements for each of the two most recent fiscal years, and through November 14, 2002, there were no disagreements with Draffin on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Draffin, would have caused Draffin to make reference to the matter in their report.

On October 23, 2002, the audit committee of the Board of Directors of the Corporation approved the engagement of Thigpen, and on October 25, 2002, the Corporation entered into an agreement with Thigpen to engage them as their independent auditors.

During the two most recent fiscal years of the Corporation and through November 14, 2002, the Corporation did not consult with Thigpen on matters (i) regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Corporation's financial statements, or (ii) which concerned the subject matter of a disagreement or event identified in response to paragraph (a)(1)(iv) of Item 304 of Regulation S-K with the former auditor.

The Corporation may have interacted from time to time with Thigpen with respect to Empire, a wholly owned subsidiary of the Corporation which it acquired one hundred percent of the stock on December 6, 2001. At the time of the Corporation's acquisition of the subsidiary, Thigpen served as the subsidiary's independent auditors and continues to serve the subsidiary in that capacity.

Audit Fees

The aggregate fees billed for professional services by Thigpen for the audit of the Corporation's annual financial statements for 2002 were $20,000 and by Draffin & Tucker for the completion of the 2001 audit and for reviews of the Corporation's quarterly financial statements during fiscal year 2002 were $23,000.

All Other Fees

The aggregate fees billed to the Corporation for all other professional services by Draffin & Tucker during 2002 were $11,022. Also, Thigpen billed aggregate fees to Empire for all other professional services of $3,085 in 2002. Neither Thigpen or Draffin & Tucker billed any fees to the Corporation during 2002 and 2001 for financial information systems design or implementation.

           COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of the Corporation's Common Stock is required to file certain forms with the Securities and Exchange Commission ("SEC"). A report of beneficial ownership of the Corporation's Common Stock on Form 3 is due at the time such person becomes subject to the reporting requirement and a report on Form 4 or 5 must be filed to reflect changes in beneficial ownership occurring thereafter.

Based solely on its review of the copies of such reports received by the Corporation, or written representations from certain reporting persons, the Corporation believes that during the last fiscal year all
Section 16 filing requirements applicable to its reporting persons were complied with.

                          SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Corporation's 2004 Annual Meeting of Shareholders must be received by December 11, 2003, in order to be eligible for inclusion in the Corporation's Proxy Statement and Proxy for that meeting. The Corporation must be notified of any other matter intended to be presented by a shareholder at the 2004 Annual Meeting not later than February 24, 2004, or else proxies may be voted on such proposal at the discretion of the persons named in the Proxy

             OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Management of the Corporation knows of no matters other than those stated above that are to be brought before the meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Corporation.

                           By order of the Board of Directors,


                           DeWitt Drew
                           President and
                           Chief Executive Officer

April 11, 2003